August 30, 2000



Securities and Exchange Commission
450 Fifth Street SW
Washington, D.C. 20549

RE:   Interactive Multimedia Network, Inc.
       Commission File Number 0-24189


Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated August 28, 2000.

Our independent auditor's report on the financial statements of Interactive multimedia Network, Inc. for the year ended March 31, 1999 dated April 24, 2000 has contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles or uncertainty except for going concern doubts.

There were no disagreements with Interactive Multimedia Network, Inc., on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.

William & Webster, P.S.